Exhibit 99.1

Company Contact:	Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lipper/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR REPORTS FISCAL SECOND QUARTER REVENUES OF $21.5 MILLION AND DILUTED EPS OF $0.22

Increases Fiscal 2010 Revenue Guidance

SAN JOSE, Calif. (November 5, 2009) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and six months ended September 30, 2009 and increased fiscal 2010 revenue guidance.

Highlights for the second quarter and first six months of fiscal 2010 include the following (comparisons are with the comparable periods in fiscal 2009):

•	Neurovascular revenues from the United States increased 15% to a record $11.2 million in the second quarter, and increased 16% to $21.3 million in the first six months
•	Revenues from Europe increased 5% (or 8% in constant currencies) to $6.4 million in the second quarter, and increased 9% (or 18% in constant currencies) to $12.7 million in the first six months
•	Revenues from Asia Pacific decreased $0.5 million to $2.8 million in the second quarter, and increased 18% to $6.5 million in the first six months
•	Total revenues increased 3% (or 4% in constant currencies) to $21.5 million in the second quarter, and increased to 9% (or 12% in constant currencies) to $42.7 million in the first six months
•
Operating income increased $4.1 million to $2.1 million in the second quarter compared with an operating loss of $2.0 million in the prior-year period; operating income for the six months increased $13.0 million to $4.1 million versus an operating loss of $8.9 million in the prior-year period

•	Total cash as of September 30, 2009 of $24.3 million increased $7.2 million from March 31, 2009

Net income for the second quarter of fiscal 2010 was $3.6 million, or $0.22 per diluted share on 16.4 million weighted-average shares outstanding, and included $1.5 million or $0.09 per diluted share of non-cash stock-based compensation expense.  The net loss for the second quarter of fiscal 2009 was $2.7 million, or $0.17 per share on 15.7 million weighted-average shares outstanding, and included $1.6 million or $0.10 per share of non-cash stock-based compensation expense.

“Our year-to-date neurovascular sales increase of 16% in the highly competitive U.S. market and 18% in constant currencies in Europe is extremely rewarding.  Our growth was fueled by new products such as DeltaPaqTM and our ability to sell into new accounts.  We continued to make significant progress toward full-year profitability by effectively managing operating expenses while growing revenues and we have $24.3 million in total cash after our third consecutive quarter of positive cash flow from operations,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.

“We are exceptionally pleased with the rapid adoption of both our bare platinum and Cerecyte® DeltaPaq™ filling microcoils, which represented 18% of our second quarter revenues.  We continue on track for additional product introductions in the coming months providing us potential access to new accounts and incremental revenue opportunities.”

Fiscal Second Quarter Financial Results
Gross margin for the second quarter of fiscal 2010 was 77%, compared with 73% in the second quarter of fiscal 2009.  The improvement was primarily due to increased direct sales of higher-margin products.

Research and development expenses for the second quarter of fiscal 2010 were $2.7 million, down from $2.9 million for the comparable prior-year period.  The decrease was primarily due to lower consulting, materials and supplies, and personnel expenses, partially offset by a $500,000 upfront payment to Flexible Stenting Solutions Inc. to jointly develop a flow diversion product.

Sales and marketing expenses for the second quarter of fiscal 2010 were $6.6 million, down from $8.0 million for the second quarter of fiscal 2009.  The decrease was primarily due to lower travel, personnel and sales incentive expenses, and a decrease in meeting and conference costs.

General and administrative expenses for the second quarter of fiscal 2010 were $5.1 million, down from $6.4 million for the comparable prior-year period.  The decrease is primarily due to lower legal fees as well as lower personnel and travel costs, and a decline in consulting expenses.

Operating income for the second quarter of fiscal 2010 was $2.1 million, compared to an operating loss of $2.0 million for the second quarter of fiscal 2009.

Other income, net, of $1.8 million for the second quarter of fiscal 2010 included the recognition of a deferred gain of $1.9 million in connection with the sale of non-neurological assets to Merit Medical Systems, Inc. in January 2008.  This compares with other expense, net, of $0.7 million for the second quarter of fiscal 2009.

Year-to-Date Financial Results
For the six months ended September 30, 2009, total revenues were $42.7 million, up 9% from $39.1 million in the comparable prior-year period, reflecting higher sales of microcoil products.  Gross margin for the first six months of fiscal 2010 was 76%, compared with 74% in the first six months of fiscal 2009.  Operating expenses for the first half of fiscal 2010 were $28.2 million, down from $37.9 million in the prior-year period.  Operating income for the first half of fiscal 2010 was $4.1 million compared with an operating loss of $8.9 million in the prior-year period.  Other income, net, was $2.6 million for the six months ended September 30, 2009, compared with other expense, net, of $0.7 million for the first six months of the prior fiscal year.

Net income for the six months ended September 30, 2009 was $5.9 million, or $0.36 per diluted share on 16.3 million weighted-average shares outstanding.  Net income included $3.3 million or $0.21 per share of non-cash stock-based compensation expense.  This compares with a net loss of $9.3 million, or $0.60 per share on 15.6 million weighted-average shares outstanding, in the comparable prior-year period.  The net loss included $3.1 million or $0.20 per share of non-cash stock-based compensation expense.

As of September 30, 2009, Micrus had total cash of $24.3 million, stockholders’ equity of $53.6 million and working capital of $35.5 million.  As of September 30, 2009, Micrus had outstanding borrowings of $2.5 million under its line of credit, unchanged from December 31, 2008.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the use of non-GAAP measures, is included at the end of this news release.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with

GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Fiscal Year 2010 Financial Guidance
Micrus Endovascular raised its expectation for total revenues for fiscal 2010 to be in the range of $84 million to $87 million.  This compares with prior guidance for total revenues to be in the range of $82 million to $86 million.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 32806729.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and endovascularly trained neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils anatomically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, balloon catheters, access devices such as guide catheters, microcatheters, guidewires and accessory products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal year 2010 revenues and profitability.  Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, continued growth in embolic coiling procedures and market acceptance of our products and other risks affecting the Company, including the current worldwide economic conditions, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, currency exchange rate fluctuations, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as in its other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION Condensed Consolidated Balance Sheets (in thousands)
(unaudited)
	September 30,	March 31,
	2009	2009

ASSETS
Current Assets:
Cash and cash equivalents	$24,107	$17,050
Restricted cash	145	-
Accounts receivable, net	12,776	12,205
Inventories	13,338	11,857
Prepaid expenses and other current assets	1,281	1,237
Total current assets	51,647	42,349

Property and equipment, net	6,384	6,982
Goodwill	7,573	6,762
Intangible assets, net	4,075	4,684
Deferred tax assets	118	260
Other assets	479	469

Total assets	$70,276	$61,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,695	$2,138
Accrued payroll and other related expenses	5,495	5,515
Short-term borrowings	2,500	2,500
Accrued liabilities	6,434	7,877
Total current liabilities	16,124	18,030
Other non-current liabilities	550	902
Total liabilities	16,674	18,932

Stockholders' Equity:
Common stock	160	158
Additional paid-in capital	131,579	127,121
Accumulated other comprehensive loss	(1,591)	(2,289)
Accumulated deficit	(76,546)	(82,416)
Total stockholders' equity	53,602	42,574

Total liabilities and stockholders' equity	$70,276	$61,506

MICRUS ENDOVASCULAR CORPORATION Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

Revenues	$21,510	$20,792	$42,733	$39,116

Cost of goods sold	4,905	5,614	10,469	10,207

Gross profit	16,605	15,178	32,264	28,909

Operating expenses:
Research and development	2,749	2,877	4,963	5,850
Sales and marketing	6,629	7,961	12,845	16,079
General and administrative	5,118	6,364	10,384	15,926
Total operating expenses	14,496	17,202	28,192	37,855

Income (loss) from operations	2,109	(2,024)	4,072	(8,946)

Interest and investment income	12	80	28	190
Interest expense	(29)	-	(65)	(4)
Other income (expense), net	1,827	(681)	2,596	(683)
Income (loss) before income taxes	3,919	(2,625)	6,631	(9,443)
Income tax provision (benefit)	313	111	761	(105)
Net income (loss)	$3,606	$(2,736)	$5,870	$(9,338)

Net income (loss) per share:
Basic	$0.23	$(0.17)	$0.37	$(0.60)
Diluted	$0.22	$(0.17)	$0.36	$(0.60)

Weighted-average number of shares used in per share calculations:
Basic	15,873	15,668	15,852	15,645
Diluted	16,394	15,668	16,268	15,645

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliation
(in thousands)
(unaudited)

	Three Months Ended September 30,		Change
	2009	2008	As Reported Currency Basis	Constant Currency Basis
	(Dollars in thousands)		(GAAP)	(Non-GAAP)

Revenues:
Americas	$12,357	$11,407	8%	8%
Europe	6,356	6,040	5%	8%
Asia Pacific	2,797	3,345	(16%)	(16%)
Total Revenues, as reported	$21,510	$20,792	3%	4%

	Six Months Ended September 30,		Change
	2009	2008	As Reported Currency Basis	Constant Currency Basis
	(Dollars in thousands)		(GAAP)	(Non-GAAP)

Revenues:
Americas	$23,513	$21,940	7%	7%
Europe	12,718	11,685	9%	18%
Asia Pacific	6,502	5,491	18%	18%
Total Revenues, as reported	$42,733	$39,116	9%	12%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the table above.  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company provides constant dollar revenue changes for Europe revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

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